Exhibit 3.20

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 12:30 PM 02/09/1996 960039098 - 2590875

CERTIFICATE OF INCORPORATION

OF

DIRECT RADIOGRAPHY CORP.

ARTICLE I

The name of the corporation is Direct Radiography Corp.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the corporation shall have authority to issue is eleven thousand (11,000) shares, of which one thousand (1,000) shares are to be preferred stock, par value $.01 per share (“Preferred Stock”), and ten thousand (10,000) shares are to be common stock, par value $.01 per share (“Common Stock”).

(a) Subject to the rights of the holders of any series of Preferred Stock as set forth in any resolution adopted by the Board of Directors pursuant to Section (b) of this Article IV, the authorized number of shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any corresponding provision hereafter enacted.

(b) Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including but without limiting the generality of the foregoing, the following:

(1) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board of Directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by like action of the Board of Directors;

(2) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the corporation and whether such dividends shall be cumulative or noncumulative;

(3) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the corporation, and the terms and conditions of such conversion or exchange;

(4) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

(5) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the corporation or in the event of any merger or consolidation of or sale of assets by the corporation;

(6) The terms of any sinking fund or redemption or repurchase or purchase account, if any, to be provided for shares of such series of Preferred Stock;

(7) The voting powers, if any, of the holders of such series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series of Preferred Stock as a class, to elect one or more directors of the corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

(8) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

ARTICLE V

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE VI

The number of directors of the corporation shall be as specified in, or determined in the manner provided in, the bylaws of the corporation, and such number may be increased or decreased from time to time in such manner as may be prescribed in the bylaws.

ARTICLE VII

The name and mailing address of the person who is to serve as the initial director of the corporation until the first annual meeting of stockholders of the corporation, or until his successors are elected and qualified, are set forth below:

Name	Address
William C. Oehmig	Eight Greenway Plaza, Suite 702 Houston, Texas 77046

ARTICLE VIII

The name and mailing address of the incorporator are as follows:

Name	Address
Gary W. Orloff	711 Louisiana Street, Suite 2900 Houston, Texas 77002-2781

ARTICLE IX

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the bylaws of the corporation, subject to the power of the stockholders of the corporation to adopt, amend or repeal any bylaw made by the Board of Directors.

ARTICLE X

Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

Meetings of stockholders may be held at such place, either within or without the State of Delaware, as may be designated by or in the manner provided in the bylaws. The books of the corporation may be kept (subject to any provision contained in the statutes of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

ARTICLE XI

The corporation may amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware and may add additional provisions authorized by such laws as are then in force. All rights conferred upon the directors or stockholders of the corporation herein or in any amendment hereof are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make and file this Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set the incorporator’s hand this 9th day of February, 1996.

/s/ Gary W. Orloff
Gary W. Orloff

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:30 PM 03/13/1996 960074319 - 2590875

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DIRECT RADIOGRAPHY CORP.

Direct Radiography Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”).

DOES HEREBY CERTIFY:

FIRST: That the sole Director of the Corporation has duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and providing for the preparation of a unanimous consent of the stockholders of the Corporation for the consideration of these amendments. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the introductory paragraph of Article IV of the Certificate of Incorporation of the Corporation be deleted in its entirety and replaced with the following:

Article IV

The total number of shares of stock which the corporation shall have authority to issue is one million five hundred two thousand (1,502,000) shares, of which one million five hundred thousand (1,500,000) shares are to be preferred stock, par value $.01 per share (“Preferred Stock”), and two thousand (2,000) shares are to be common stock, par value $.01 per share (“Common Stock”).

SECOND: That, thereafter, pursuant to the approval of these resolutions by the unanimous consent of the sole Director, the sole stockholder of the Corporation approved by unanimous written consent the resolutions set forth above.

THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Direct Radiography Corp. has caused this certificate to be signed by an authorized officer this 13th day of March, 1996.

By:	/s/ Hunter Nelson
Hunter Nelson Vice President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 01:00 PM 03/28/1996 960090871 - 2590875

DIRECT RADIOGRAPHY CORP.

Certificate of Designation of the

Preferences and Rights of the

Series A Preferred Stock,

Par Value $0.01 Per Share

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

The undersigned, the President and Secretary of Direct Radiography Corp., a Delaware corporation (“Company”), does hereby certify that, pursuant to the authority granted to and vested in the Board of Directors of the Company (the “Board of Directors”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors on March 27, 1996, duly adopted the following recital and resolutions with respect to the creation of the Series A Preferred Stock, par value $0.01 per share, of the Company:

WHEREAS, Article IV of the Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), authorizes the issuance by the Company of one or more series of preferred stock, par value $.01 per share (the “preferred stock”), by the Company.

NOW, THEREFORE, IT IS HEREBY —

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by the provisions of Article IV of the Certificate of Incorporation and the Bylaws of the Company, the Board of Directors hereby (1) creates a series of preferred stock designated as the Series A Preferred Stock, par value $.01 per share, which shall consist of 1,000,000 shares that the Company now has the authority to issue, and (2) fixes the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation that are applicable to all series of preferred stock), all in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as follows:

1. Designation and Number of Shares. The shares of such series shall be designated as the Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and the number of shares of Series A Preferred Stock that may be issued by the Company shall be 1,000,000.

2. Payment of Dividends.

2.1. Subject to Sections 2.3 and 6(c), the holders of record of shares of Series A Preferred Stock shall be entitled to be paid cumulative dividends, when and as declared by the Board of Directors out of funds of the Company legally available for the payment of dividends, at the annual rate of $2.50 per whole share, and no more, payable semi-annually on the first day of June and December in each year, beginning on December 1, 1996, except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the first immediately preceding day that is not a Saturday, Sunday or legal holiday, (each of such dates being referred to herein as a “Series A Dividend Payment Date”).

2.2 Such dividends, if payable in accordance with Section 2.3(a), shall be payable, at the option of the Board of Directors, in cash or in lieu of payment in cash, of all or any portion of any dividend otherwise payable, in duly authorized, fully paid and nonassessable shares of Series A Preferred Stock (the “Additional Shares”); provided, however, that the option of the Board of Directors to pay all or a portion of such dividends in Additional Shares shall terminate upon the consummation of an Initial Public Offering (as hereinafter defined.) As used in this Agreement, the term “Initial Public Offering” shall mean an underwritten public offering of Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, in which the aggregate net proceeds received by the Company and any selling stockholders included in such offering are equal to or in excess of $50 million; provided, however, that the term “Initial Public Offering” shall not include an offering pursuant to any registration statement (1) relating to any capital stock of the Company or options, warrants or other rights to acquire any such capital stock issued or to be issued primarily to directors, officers or employees of the Company, (2) relating to any employee benefit plan or interests therein, or (3) relating solely to any preferred stock or debt securities of the Company. If the Board of Directors determines to pay all or any portion of a dividend in Additional Shares, the number of such Additional Shares issuable by the Company shall be 1/25th of a whole share of Series A Preferred Stock for each $1.00 of dividend declared. No fractional shares of Series A Preferred Stock shall be issued as a dividend payment. Each holder of Series A Preferred Stock who otherwise would have been entitled to a fractional share of Series A Preferred Stock as a dividend payment on the aggregate number of shares of Series A Preferred Stock for which such holder is entitled to receive dividends will receive, in lieu of such fractional share, a cash amount determined by multiplying such fraction of a share by $25.00.

2.3. Dividends on the Series A Preferred Stock shall accrue as follows:

(a) Within 45 days after the end of each calendar quarter (each of such dates being referred to herein as a “Determination Date”), the Board of Directors shall determine the retained earnings of the Company (the “Actual Earnings”). If upon such determination the Actual Earnings are equal to or in excess of $25 million (the “Target Earnings”), then dividends on the Series A Preferred Stock will accrue (whether or not declared and whether or not the Company has earnings) from the first day after the last day of the calendar quarter ending immediately prior to the Determination Date with respect to which the Target Earnings are achieved; provided, however, that the maximum amount of dividends that may accrue shall not exceed in any fiscal year 15% of the Company’s net income for such fiscal year plus financing costs incurred during such fiscal year determined on an after-tax basis plus or minus foreign exchange losses or gains that occur during such fiscal year determined on an after-tax basis. Such dividends shall continue to accrue until the last day of the calendar quarter ending immediately prior to the Determination Date on which the Target Earnings are not achieved (the “Dividend Accrual Termination Date”). After the initial Dividend Accrual Termination Date, the process set forth in the preceding two sentences shall be repeated mutatis mutandis on each subsequent achievement of the Target Earnings. Notwithstanding anything in this Section 2.3(a) to the contrary, dividends will cease to accrue on the date of cancellation or redemption of the Series A Preferred Stock. Additionally, dividends will be payable for any period less than or greater than a semi-annual period on the basis of a year of 360 days of equal 30-day months.

(b) If at any time dividends with respect to the shares of Series A Preferred Stock are not declared and paid in full but are payable pursuant to Section 2.3(a) on any Series A Dividend Payment Date, whether in cash or Additional Shares or any combination thereof (the “Omitted Dividends”), the Series A Preferred Stock shall accrue additional dividends as though such Omitted Dividends had been paid in Additional Shares and such Additional Shares had thereafter accrued dividends in accordance herewith (the “Cumulative Dividends”). Such Cumulative Dividends shall be fully cumulative (whether or not earned or declared) and shall be deemed to constitute accrued and unpaid dividends for all purposes hereof even if such additional dividends are not specifically mentioned in any particular context.

2.4 Dividends will be payable to the holders of record of the Series A Preferred Stock appearing on the stock books of the Company on such record dates as may be declared by the Board of Directors, not more than 60 days nor less than 10 days before the payment dates thereof, as may be fixed by the Board of Directors or a duly authorized committee thereof. Dividends on account of arrears for any past dividend periods for which dividends were payable may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on a date not more than 60 days nor less than 10 days before the payment date thereof, as may be fixed by the Board of Directors or a duly authorized committee thereof.

2.5. So long as any shares of Series A Preferred Stock are outstanding, the Company will not declare or pay or set apart for payment any dividends or make any other distribution on the Common Stock or any other stock of the Company ranking junior to the Series A Preferred Stock either as to dividends or upon liquidation (collectively with the Common Stock, the “Junior Stock”), and will not redeem, purchase or otherwise acquire for value, or set apart money for any sinking or other analogous fund for the redemption or purchase of, any shares of Junior Stock unless (i) the Company shall have (1) declared and paid in cash two consecutive semi-annual dividends prior to or concurrent with the payment with respect to any such dividend, distribution, redemption, purchase or acquisition as to such Junior Stock or (2) declared and set aside a sum sufficient for the payment thereof (in cash) in an irrevocable trust with a bank or trust company having capital and surplus of not less than $100,000,000 (a “Trust”) for the benefit of the holders of the Series A Preferred Stock, (ii) all Additional Shares issued by the Company shall have been redeemed pursuant to Section 3 of this Agreement, and (iii) all accrued but unpaid dividends with respect to the Series A Preferred Stock shall have been paid by the Company; provided that the foregoing provisions shall not prohibit (1) the payment or declaration and setting aside of a dividend payable in Junior Stock or a redemption, purchase or acquisition of Junior Stock with shares of Junior Stock or (2) a redemption, purchase or acquisition of Junior Stock from any terminated employee of the Company. No dividend will be declared or paid or set apart for payment on any stock of the Company ranking on a parity with the Series A Preferred Stock as to dividends for any dividend period, unless at the same time a dividend for the same dividend period, determined ratably in proportion to the respective aggregate dividends otherwise payable with respect thereto, shall be paid or declared and set apart for payment (in cash and/or Additional Shares, as provided in Section 2.2) on the Series A Preferred Stock.

3. Redemption.

3.1. Subject to Section 6(c), at any time after the date of issuance, the Company, at its sole option, may redeem the then outstanding shares of Series A Preferred Stock, in whole or in part (provided that any such partial redemption shall be for not less than 10,000 shares of Series A Preferred Stock), in accordance with this Section 3. The Series A Preferred Stock shall not be redeemable except as set forth in this Section 3.

3.2. The redemption price of each share of Series A Preferred Stock shall be payable in cash, out of funds of the Company legally available therefor, in an amount equal to the sum of (1) its Liquidation Value (as hereinafter defined) plus (2) all accrued and unpaid dividends, if any, with respect thereto through the redemption date (the “Redemption Price”).

3.3. Except as set forth in Section 3.8, the Company shall give notice of any redemption of Series A Preferred Stock by mail, postage prepaid, not more than 60 nor less than 40 days before the date fixed for such redemption, to each holder of record of the shares of Series A Preferred Stock to be redeemed appearing on the stock books of the Company as of the date of such notice at the address of said holder shown therein. Such notice shall state the redemption date, the shares called for redemption, the redemption price and the place where the shares called for redemption, upon presentation and surrender of the certificates of stock evidencing such shares, will be redeemed and the redemption price therefor will be paid.

3.4. Subject to Section 6(c), the Company may deposit the aggregate redemption price of the shares of Series A Preferred Stock to be redeemed in a Trust before the redemption date. If notice of redemption shall have been duly mailed, then upon making such deposit, or, if no such deposit is made, then upon such redemption date (provided that payment thereof is made available by the Company on the redemption date), the holders of the shares of Series A Preferred Stock to be redeemed on such date shall cease to be stockholders with respect to such shares, such shares shall no longer be transferable on the stock books of the Company, and such holders shall have no interest in or claim against the Company with respect to such shares except the right to receive payment of the redemption price (including all dividends, if any, accrued and unpaid to the date fixed for redemption) upon surrender of their certificates. Any funds deposited and unclaimed at the end of two years from the date fixed for redemption shall be repaid to the Company upon its request, after which the holders of the shares of Series A Preferred Stock to have been redeemed shall look only to the Company for payment of the redemption price. The Board of Directors may cause the stock books of the Company to be closed after the notice of redemption is sent to the holders of the shares of Series A Preferred Stock to be redeemed.

3.5. If less than all outstanding shares of Series A Preferred Stock are to be redeemed at any time, the shares of Series A Preferred Stock to be redeemed shall be determined pro rata (as nearly as may be possible) among all holders of Series A Preferred Stock according to the respective number of shares of Series A Preferred Stock held by such holders. For such purpose, if any holder shall hold shares of Series A Preferred Stock evidenced by more than one certificate, such redemption also shall be allocated on such basis among such certificates as such holder may request on a timely basis.

3.6. Prior to the redemption date, as promptly as possible after the redemption price can be determined, the Company shall deliver to each holder of shares to be redeemed a copy of the calculation of the redemption price.

3.7 Upon any redemption of Series A Preferred Stock, the shares of Series A Preferred Stock so redeemed shall have the status of authorized and unissued shares of Series A Preferred Stock, unclassified as to series. The number of shares of preferred stock that the Company has the authority to issue shall not be decreased by any redemption of Series A Preferred Stock. No shares of Series A Preferred Stock so redeemed shall be reissued as Series A Preferred Stock.

3.8 Change of Control

(a) If a Change of Control (as hereinafter defined) shall occur at any time (the date of occurrence of such Change of Control being the “Change of Control Date”), each holder of Series A Preferred Stock shall have the right, at the holder’s option, to require the Company to redeem all or any part of such holder’s shares of Series A Preferred Stock (subject to the legal availability of funds therefor). For the purposes of the Section 3, a “Change of Control” shall be deemed to have occurred (i) on the date that the Initial Holders (as hereinafter defined) cease to beneficially own and control, directly or indirectly, at least 50% of the then issued and outstanding shares of Common Stock of the SDI Holding Corp. (“Holding”), a Delaware corporation and the ultimate parent of the Company, and/or any successor (by merger or otherwise), (ii) on the date that Sterling Diagnostic Imaging, Inc., a Delaware corporation and the intermediate parent of the Company, ceases to beneficially own and control, directly or indirectly, 50% of the then issued and outstanding shares of Common Stock of the Company. “Initial Holders” shall mean the holders of the Company’s Common Stock as of midnight, Houston, Texas time, on March 29, 1996.

(b) Within 30 days following any Change of Control Date, the Company shall send by first class mail, postage prepaid, to each holder, at his, her or its address appearing in the Company’s register, a notice (“Change of Control Offer”) stating:

(i) that a Change of Control has occurred and that such holder has the right to require the Company to redeem such holder’s Series A Preferred Stock at an amount, payable in cash, equal to the Redemption Price;

(ii) the material circumstances and relevant material facts regarding such Change of Control event (including, if applicable, but not limited to, such relevant pro forma financial information with respect to the Company (or, if applicable, its successor) after giving effect to such Change of Control event, as is reasonably available to the Company);

(iii) the date of redemption of the Series A Preferred Stock (the “Control Redemption Date”), which shall be no fewer than 30 days nor more than 60 days from the date such notice is mailed or if not a business day, the next following business day;

(iv) the purchase price;

(v) the place at which the Series A Preferred Stock is to be presented and surrendered;

(vi) that dividends accrued as of the date of redemption will be paid as specified in such notice and that, unless the Company shall default in payment of the Redemption Price, after said Control Redemption Date, dividends thereon will cease to accrue with respect to any Series A Preferred Stock surrendered for redemption;

(vii) that any Series A Preferred Stock not tendered will continue to accrue dividends;

(viii) that holders electing to have any Series A Preferred Stock or portion thereof redeemed pursuant to the Change of Control Offer will be required to surrender such Series A Preferred Stock no later than the time and date set forth in such notice;

(ix) that holders whose Series A Preferred Stock is being redeemed only in part will be issued new Series A Preferred Stock equal to the unredeemed portion of the Series A Preferred Stock surrendered; and

(x) that holders will be entitled to withdraw their election if the Company receives, not later than the date set forth in clause (viii) above, or such later date as may be required by law, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the amount of the Series A Preferred Stock the holder delivered for redemption and identifying such Series A Preferred Stock and a statement that such holder is withdrawing his, her or its election to have the Series A Preferred Stock redeemed.

(c) Holders electing to have Series A preferred Stock redeemed will be required to surrender such Series A Preferred Stock to the Company at the address specified in the notice by the time and date set forth in the notice. No such Series A Preferred Stock shall be deemed to have been presented and surrendered until such Series A Preferred Stock is actually received by the Company. Holders whose Series A Preferred Stock is redeemed only in part will be issued new Series A Preferred Stock equal to the unredeemed portion of the Series A Preferred Stock surrendered.

(d) If the Control Purchase Date is on or after a dividend payment record date and on or before the related dividend payment date, any accrued dividend to the Control Purchase Date will be paid to the person in whose name Series A Preferred Stock is registered at the close of business on such record date, and no additional dividend will be payable to holders who tender Series A Preferred Stock pursuant to the Change of Control Offer.

(c) On the Control Redemption Date, the Company shall accept for payment Series A Preferred Stock or portions thereof tendered pursuant to the notice specified in Section 3.8(b) above. The Company shall promptly mail to the holder so accepted payment and the Company shall promptly authenticate and mail to such holders new Series A Preferred Stock equal to any unredeemed portion of the Series A Preferred Stock surrendered. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of redemption.

4. Liquidation.

4.1. Subject to Section 6(c), in the event of any liquidation (complete or partial), dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series A Preferred Stock shall be entitled to receive an amount in cash equal to $25.00 per share (the “Liquidation Value”) plus all accumulated and unpaid dividends, if any, on each such share to the date fixed for distribution (the “Liquidation Payment”) before any distribution is made to holders of shares of Junior Stock upon any such liquidation, dissolution or winding-up of the affairs of the Company. If, upon any liquidation (complete or partial), dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, the assets of the Company or proceeds thereof distributable among the holders of the Series A Preferred Stock and the holders of any stock of the Company ranking on a parity with the Series A Preferred Stock with respect to any liquidation (complete or partial), dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, are insufficient to pay in full all such preferential amounts payable to such holders, then all such assets of the Company and proceeds thereof thus distributable shall be distributed among the holders of Series A Preferred Stock ratably in proportion to the respective aggregate amounts otherwise payable with respect thereto.

4.2. Notice of any liquidation (complete or partial), dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be given by mail, postage prepaid, not less than 30 days before the payment date stated therein, to each holder of record of Series A Preferred Stock appearing on the stock books of the Company as of the date of such notice at the address of said holder shown therein. Such notice shall state a payment date, the amount of the Liquidation Payment, and the place where the Liquidation Payment shall be payable.

4.3. For the purposes hereof, neither the voluntary sale, lease, conveyance, exchange or transfer of all or substantially all of the property or assets of the Company (whether for cash, shares of stock, securities or other consideration), nor the consolidation or merger of the Company with one or more other entities, shall be deemed to be a liquidation (complete or partial), dissolution or winding-up of the affairs of the Company, unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation (complete or partial), dissolution or winding-up of the affairs of the Company.

4.4. After payment in cash to the holders of the Series A Preferred Stock of the full amount of the Liquidation Payment with respect to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall have no right or claim, based on their ownership of shares of Series A Preferred Stock, to any of the remaining assets of the Company or proceeds thereof.

5. Voting.

5.1. The holders of Series A Preferred Stock shall have no voting rights whatsoever, except those set forth in Section 5.2 and those to which they may be entitled under the laws of the State of Delaware. In exercising such voting rights, each share of Series A Preferred Stock shall be entitled to one vote.

5.2. So long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent of holders of Series A Preferred Stock required by law, the Company shall not, directly or indirectly (including through merger or consolidation with any other corporation), without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least a majority of the number of shares of Series A Preferred Stock then outstanding.

(1) authorize or approve the issuance to an Affiliate (as such term is defined in the Securities Exchange Act of 1934, as amended) of the Company of any shares of, or of any security convertible into, or exercisable or exchangeable for, shares of, Series A Preferred Stock or any other capital stock or the Corporation, which shares rank prior to or on a parity with shares of the Series A Preferred Stock in the payment of dividends or in the distribution of assets upon liquidation (complete or partial), dissolution or winding up of the affairs of the Company;

(2) amend, alter or repeal any of the provisions of the Certificate of Designation designating the Series A Preferred Stock as a series of preferred stock or of the Certificate of Incorporation so as to (i) affect adversely the powers, designations, preferences and rights of the Series A Preferred Stock or the holders thereof, (ii) reclassify the Series A Preferred Stock, or (iii) increase the authorized number of shares of Series A Preferred Stock; provided, however, that any amendment or alteration of the Certificate of Designation designating the Series A Preferred Stock as a series of preferred stock or of the Certificate of Incorporation that would increase or decrease the amount of dividends to be paid with respect to the Series A Preferred Stock pursuant to Section 2 hereof or increase or decrease the redemption price set forth in Section 3.2 hereof, shall require the affirmative vote at a meeting or the written consent with or without a meeting of the holders of all of the shares of Series A Preferred Stock then outstanding, provided further, that an amendment of the Certificate of Incorporation so as to (a) authorize or create, or to increase the authorized amount of, any Junior Stock or (b) to increase the authorized number of shares of Series A Preferred Stock in connection with the rights of the Company to issue Additional Shares pursuant to Section 2 hereof shall not he deemed to affect adversely the powers, designations, preferences and rights of the Series A Preferred Stock or the holders thereof.

5.3. Notwithstanding anything in this Section 5 to the contrary, no holder of Series A Preferred Stock shall be entitled to such voting rights, and such holder will be prohibited from exercising such voting rights, to the extent that such holder’s being entitled to such voting rights would cause such holder or its affiliates to be in violation of any law, regulation, order, rule or other requirement of any governmental authority restricting or prohibiting such holder or its affiliates from, directly or indirectly, owning, controlling, having the power to control, voting or having the power to vote the Series A Preferred Stock. Any shares of Series A Preferred Stock for which voting rights shall not be permitted in accordance herewith shall be excluded for purposes of determining whether the required votes shall have been obtained or whether a quorum has been obtained on any matter to be voted upon by the holders of Series A Preferred Stock pursuant to this Section 5.

6. Genera] Provisions.

(a) The term “outstanding”, when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Company or its subsidiaries.

(b) The headings of the paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

(c) Each holder of Series A Preferred Stock, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and exchange, redemption and repurchase of, such securities by the Company are subject to restrictions contained in any credit, loan or other agreement (including any guaranty, indenture or security instrument to which the Company or any of its direct or ultimate parent corporations or subsidiaries is a party) relating to debt for borrowed money (the “Credit Agreement”) and all subordinated debt agreements to which the Company or its direct or ultimate parent corporations or subsidiaries may become subject (or the same may be amended, renewed, supplemented, restated or otherwise modified, or any extension, refinancing, renewal or replacement thereof).

IN WITNESS WHEREOF, the undersigned have signed this certificate and caused the corporate seal of the Company to be affixed hereto on March 27, 1996.

DIRECT RADIOGRAPHY CORP.

By:	/s/ William C. Oehmig
William C. Oehmig President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 07/11/2000 001350491 - 2590875

STATE OF DELAWARE

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR

REGISTERED OFFICE

The Board of Directors of DIRECT RADIOGRAPHY CORPORATION a Corporation of Delaware, on this Eleventh day of July, A.D. 2000, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is 1013 CENTRE ROAD in the City of WILMINGTON, County of NEW CASTLE Zip Code 19805.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is CORPORATION SERVICE COMPANY

DIRECT RADIOGRAPHY CORPORATION a Corporation, of Delaware, does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 11 day of July, A.D., 2000.

By:	/s/ Glenn P. Muir
Authorized Officer

Name:	GLENN P. MUIR
Print or Type

Title:	VICE PRESIDENT/TREASURER

State of Delaware Secretary of State Division of Corporations Delivered 08:00 AM 02/07/2006 FILED 08:00 AM 02/07/2006 SRV 060116349 - 2590875 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR

REGISTERED OFFICE

The Board of Directors of DIRECT RADIOGRAPHY CORP. a Delaware Corporation, on this 25TH day of JANUARY, A.D. 2006, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is 600 TECHNOLOGY DRIVE Street, in the City of NEWARK County of NEW CASTLE Zip Code 19702.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is CARLENE WEST.

The Corporation does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stared.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 25TH day of JANUARY, A.D., 2006.

By:	/s/ Robert H. Lavallee
Authorized Officer

Name:	Robert H. Lavallee
Print or Type

Title:	VP, Corp. Controller + CAO

State of Delaware Secretary of State Division of Corporations Delivered 02:16 PM 05/29/2008 FILED 02:03 PM 05/29/2008 SRV 080625104 - 2590875 FILE

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

OF

DIRECT RADIOGRAPHY CORP.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is:

DIRECT RADIOGRAPHY CORP.

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on May 29, 2008

/s/ Robert Lavallee
Name: Robert Lavallee Title: Vice President